Exhibit 99.1

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS FISCAL

JANUARY SALES RESULTS

Revises Guidance for the Fourth Quarter of Fiscal 2008

Minneapolis, MN, February 7, 2008 — Christopher & Banks Corporation (NYSE: CBK) today reported fiscal January sales results.

For the five-week fiscal reporting period ended February 2, 2008, total sales were $33.9 million compared to $39.0 million for the prior year’s five-week fiscal reporting period ended January 27, 2007. For purposes of computing January same-store sales for the five-weeks ended February 2, 2008, they are compared to sales for the five-week calendar period ended February 3, 2007. On this basis, same-store sales for the five-week period ended February 2, 2008 declined 6%. Total sales for the eleven fiscal months ended February 2, 2008 were $546.2 million compared to $512.3 million for the eleven fiscal months ended January 27, 2007. Same-store sales for the forty-eight fiscal weeks ended February 2, 2008 increased 2% when compared to the corresponding forty-eight week period ended February 3, 2007. As of February 2, 2008, the Company operated 834 stores compared to 779 stores as of January 27, 2007.

Lorna Nagler, President and Chief Executive Officer, commented, “January sales were softer than we expected as traffic continued to be light. We have managed our inventories conservatively and, as a result, we expect to end our fiscal year on March 1, 2008 with lean inventories and to be well positioned for the upcoming spring selling season.”

Financial Outlook

                The Company currently expects a loss for the fourth fiscal quarter ending March 1, 2008 in the range of ($0.05) to ($0.07) per diluted share. This anticipated loss is largely due to lower than expected fourth quarter sales, along with merchandise margins that, while ahead of last year’s levels, are not expected to meet the levels incorporated in the Company’s previously provided earnings guidance of $0.02 to $0.05 per diluted share on December 27, 2007. In addition, the Company also announced that it purchased 312,900 shares of its common stock in January at a total cost of approximately $3 million. The Company has now purchased 948,800 shares of its common stock at a total cost of approximately $12.1 million under its current $20 million repurchase program.

About Christopher & Banks

                Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company currently operates 834 stores under the names Christopher & Banks, C.J. Banks and Acorn. The Company currently has 541 Christopher & Banks stores, 256 C.J. Banks stores and 37 Acorn stores.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements regarding anticipated fourth quarter loss per diluted share and the expectations of the Company ending its fiscal year with lean inventories and being well positioned for the spring selling season. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control such as: a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our expanding operations; (iv) higher energy costs which result in a shift in consumer spending away from apparel purchases; (v) an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; (vi) effectiveness of the Company’s brand awareness and marketing programs; (vii) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; or (viii) the failure to successfully implement the Company’s strategic plans.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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